EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Whom It May Concern:

We hereby consent to the use in the annual report of Innovation Pharmaceuticals, Inc., on Form 10-K, filed on September 27, 2021, of our Report of Independent Registered Public Accounting Firm, dated September 27, 2021, on the consolidated balance sheets of Innovation Pharmaceuticals, Inc., as of June 30, 2021 and the related statements of operations, changes in shareholders’ deficit and cash flows for the years ended June 30, 2021 and 2020 and the related notes, which appear in the Form 10-K. We also hereby consent to the incorporation by reference in the registration statements on Form S-3 (File Nos. 333-220419 and 333-239817) and Form S-8 (File Nos. 333-212549 and 333-212551) of the foregoing Report of Independent Registered Public Accounting Firm.

 /s/ Pinnacle Accountancy Group of Utah

Pinnacle Accountancy Group of Utah

Farmington, UT

September 27, 2021